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Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) filed by PacWest Bancorp on June 19, 2015 and to the incorporation by reference therein of our report dated February 28, 2014, with respect to the consolidated balance sheets of CapitalSource Inc. as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2013, incorporated by reference in such Registration Statement and related proxy statement/prospectus filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California
June 19, 2015

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  Exhibit 23.3
Consent of Independent Registered Public Accounting Firm